Exhibit 23(a)

              INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULE

         We consent to the incorporation by reference in this Registration Statement of Optical Coating Laboratory, Inc. ("OCLI" or "the Company") on Form S-4 of our report dated December 18, 1995, appearing in the Annual Report on Form 10-K of OCLI for the year ended October 31, 1995 ("Form 10-K") and to the references to Deloitte & Touche LLP under the headings "Selected Financial Information" and "Experts" in the Prospectus, which is part of this Registration Statement.

         Our audits of the consolidated financial statements referred to in our aforementioned report also included the financial statement schedule of OCLI listed in Item 14(A)(2) of Form 10-K. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
San Francisco, California

August 15, 1996